UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 _______________________

FORM 8-K
_______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 2, 2024

THE INTERPUBLIC GROUP OF COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-6686	13-1024020
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
909 Third Avenue, New York, New York 10022
(Address of principal executive offices) (Zip Code)
(212)704-1200
(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	IPG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 2, 2024, the Interpublic Group of Companies Inc. (“Interpublic”) entered into a new employment agreement (“Employment Agreement”), effective May 1, 2024, with Christopher Carroll, its Executive Vice President, Controller and Chief Accounting and Business Transformation Officer. The summary of the Employment Agreement set forth below is qualified in its entirety by the Employment Agreement, which is attached as Exhibit 10.1 hereto.

The Employment Agreement provides for Mr. Carroll to receive an annual base salary of $750,000, and to be eligible for a target annual bonus award equal to 80% of his base salary under Interpublic’s Senior Executive Incentive Plan, with the actual award dependent on the achievement of established performance criteria. In addition, the Employment Agreement provides that Mr. Carroll is entitled to: (i) effective January 2025, receive annual awards under Interpublic’s long term incentive programs with a total expected annual award value at target of $1,250,000 with performance and vesting conditions consistent with those generally required of the executive team, (ii) participate in Interpublic’s Capital Accumulation Plan with an annual deferral of $50,000, and (iii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally. In connection with the commencement of Mr. Carroll’s service as Executive Vice President, Controller and Chief Accounting and Business Transformation Officer, on May 31, 2024, Mr. Carroll received a one-time long-term incentive award with a value of $200,000, which will vest in February 2027.

If Interpublic terminates Mr. Carroll’s employment without “cause” (as such term is defined in the IPG Executive Severance Plan which is incorporated in the Employment Agreement), he is entitled to: (i) salary continuation, at the rate in effect before his termination, for 12 months from when notice of his termination is provided, and (ii) a lump sum payment of his target bonus for the year of termination. After his termination date, Mr. Carroll will be eligible to receive: (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. The above payments are subject to Mr. Carroll’s execution of a Separation and General Release Agreement. Mr. Carroll may terminate his employment at any time by giving notice to Interpublic at least six months in advance.

The Employment Agreement contains customary noncompetition, confidentiality, proprietary information, and intellectual property covenants applicable during Mr. Carroll’s employment with Interpublic and, with respect to the confidentiality and proprietary information clauses, following any termination of his employment. Mr. Carroll has also agreed to restrictions on his ability to solicit employees of Interpublic and solicit or handle the business of clients of Interpublic for 12 months following termination of his employment, and not to work for a competitor during the period in which severance payments are being made.

Item 1.02. Termination of a Material Definitive Agreement.

The Employment Agreement supersedes the current employment agreement between Interpublic and Mr. Carroll, entered into on April 1, 2006 (filed on February 24, 2012 as Exhibit 10(iii)(A)(8) to Interpublic’s Annual Report on Form 10-K for the year ended December 31, 2011), the basic terms of which are similar to the Employment Agreement, except that the Employment Agreement provides for certain increases to Mr. Carroll’s compensation and benefits.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1: Employment Agreement, dated October 2, 2024, between Interpublic and Christopher Carroll

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
Date: October 4, 2024	By: /s/ Andrew Bonzani
Name: Andrew Bonzani Title: Executive Vice President and General Counsel